Exhibit 99.1

For Immediate Release

MAJESTIC CAPITAL TO BE ACQUIRED BY BAYSIDE CAPITAL PARTNERS

HAMILTON, Bermuda, September 21, 2010 – Majestic Capital, Ltd. (Majestic Capital) (Nasdaq: MAJC) today announced that it has entered into a definitive agreement to be acquired by Bayside Capital Partners LLC (Bayside Capital Partners) for $0.45 per share in cash, or an aggregate purchase price of approximately $7.8 million. The $0.45 per share in cash purchase price represents a premium of 105% to Majestic Capital’s closing price yesterday of $0.22. Bayside Capital Partners is a holding company, the principal members of which are Lancer Financial Group, Inc. (Lancer Financial), David and Timothy Delaney, and individuals who are, in some cases, shareholders of Lancer Financial.

Completion of the transaction, which is expected to occur in the first quarter of 2011, is subject to the approval of Majestic Capital’s shareholders, regulatory approvals, adoption of certain amendments to the governing documents of Majestic Capital’s Trust Preferred Securities, modification of Majestic Capital’s lease for office space in Poughkeepsie, New York on terms that are acceptable to Bayside Capital Partners, and other customary closing conditions. Lancer Financial has provided a financing commitment to Bayside Capital Partners for the full amount of the merger consideration.

James Scardino, Chief Executive Officer of Majestic Capital, said: "We are pleased to reach an agreement with Bayside Capital Partners. This transaction delivers a substantial premium to market price for our shareholders in circumstances in which it has been difficult for us to generate alternatives from the capital markets. After a careful review of our strategic alternatives, our Board has concluded that this transaction provides the best opportunity to enhance shareholder value. The strategic relationship with Bayside Capital Partners, its members and Lancer Financial will allow us to improve profitability and take advantage of current market opportunities. It will also provide us with attractive long-term opportunities for our employees, customers and business partners."

Macquarie Capital (USA) Inc. is acting as the financial advisors to Majestic Capital. LMC Capital LLC provided a fairness opinion to Majestic Capital’s Board of Directors and its Special Transaction Committee of independent directors.

About Majestic Capital, Ltd.

Majestic Capital, Ltd., through its subsidiaries, is a specialty provider of workers' compensation insurance products. The Company seeks to provide quality products and services that fit the needs of its insureds and is dedicated to developing and maintaining a mutually beneficial, long-term relationship with them. The Company's workers' compensation insurance coverage is offered to employers in California, New York, New Jersey, Arizona, Nevada, and other states. Further information can be found on the Company's website at http://www.MajesticCapital.com.

Additional Information About This Transaction

Majestic Capital intends to file a proxy statement in connection with the shareholder meeting to be called to vote on approval of the proposed merger. The proxy statement will be mailed to Majestic Capital’s shareholders, who are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the merger. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Majestic Capital on its corporate website at www.majesticcapital.com.

Majestic Capital’s officers and directors may be participants in the solicitation of proxies from Majestic Capital’s shareholders with respect to the merger. Information about Majestic Capital’s executive officers and directors, and their ownership of Majestic Capital common shares, is set forth in the proxy statement for Majestic Capital’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on March 24, 2010. Additional information regarding the direct and indirect interests of Majestic Capital’s executive officers and directors in the merger will be set forth in the proxy statement for the merger.

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although Majestic Capital believes that its plans, intentions and expectations are reasonable, Majestic Capital may not achieve such plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements Majestic Capital makes in this press release. Such risks and uncertainties are discussed in Majestic Capital's Form 10-K for the year ended December 31, 2009 and in other documents filed by Majestic Capital with the SEC. These factors include, but are not limited to (1) the possibility that the closing of the merger does not occur or is delayed, either due to the failure of closing conditions, including approval of Majestic’s shareholders, the failure to obtain required regulatory approvals, the failure to obtain consent of the proposed amendments to the Trust Preferred Securities, the failure to modify the lease for office space, or other reasons, and (2) other factors described in Majestic Capital’s filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Other factors not currently anticipated by management may also materially and adversely affect the closing of the merger transaction. Majestic Capital undertakes no obligation to update publicly or revise any forward-looking statements made, whether as a result of new information, future results or otherwise.

MAJC-E

Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA  90024
(310) 954-1343

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